Exhibit 99.1
                                                 For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922



FOR IMMEDIATE RELEASE

                  Rollins, Inc. Announces Agreement to Acquire
                         The Industrial Fumigant Company

ATLANTA, GEORGIA, Sept. 19, 2005, -- Rollins, Inc. (NYSE: ROL) a premier North American consumer and commercial services company, today announced that it has entered into a definitive purchase agreement to acquire The Industrial Fumigant Company, (IFC). The transaction is expected to close in October.

From its founding in 1937, IFC has been dedicated to pest management in the Food and Commodity Industries and has a proud legacy of service under the guidance of Don Wilbur and Jim Arnote. In 1996 the company was sold to its employees and has been owned by the IFC Employee Stock Ownership Plan since. Its concentration on a specific industry segment has led IFC to a position of leadership in matters of food plant pest management, auditing, and training. Since being acquired by its employees, IFC has increased its nationwide coverage to 25 offices and 17 warehouses. Based in Olathe, Kansas, IFC employs over 130 associates who have helped build an innovative culture, focused on bringing the latest proven technology available to the food industry. With revenues in excess of $26 million, the company is the 24th largest company in the pest control industry. You can learn more about IFC by visiting their web site at www.indfumco.com.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc., said, "We are extremely pleased to announce this agreement with IFC which is consistent with our strategic plan to accelerate growth in commercial services. Under the leadership of Mike Newland, IFC has earned great loyalty from its customers and employees. Although they will continue to operate independently, we hope to learn a great deal from Mike and his team of experts."

Mike Newland, President and Chief Executive Officer of IFC, stated, "This announcement marks a great day for many people. Rollins, Inc. is adding another jewel to their crown as leaders in the pest management industry. Their business ethics, acumen and hard work have been admired by IFC's management for some time. IFC's greatest asset and resources has always been its people. The combination of IFC's employees and Rollins' resources will be very beneficial to the food industry. This partnership will be a win, win situation, for the employees, the customers, and the Company. IFC will be able to address its customer's needs on a much larger geographical scale and in areas beyond our core business."

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the expected closing date for the IFC transaction and its benefit to the food industry. The actual results of the IFC transaction could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the ability of IFC and the Company to identify and capitalize on business opportunities arising from the transaction; the Company's ability to integrate IFC into its operations; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.